Exhibit 99.1

DynTek Completes 1-for-10 Reverse Stock Split

Irvine, CA – June 5, 2006– DynTek, Inc. (OTCBB: DYNK), a leading provider of professional technology services, announced today that the Company has completed a 1-for-10 reverse stock split of its outstanding shares of common stock, effective as of the market opening on June 5, 2006. The Company’s new trading symbol is “DYNK” for its shares of common stock and “DYNKW” for its publicly-traded warrants. The Company’s common stock and publicly-traded warrants will continue to trade on the OTC Bulletin Board.

About DynTek

DynTek is a leading provider of professional technology services to mid-market customers, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide. The company offers technology practices in IT security, advanced network infrastructure, voice over internet protocol (“VOIP”), and access infrastructure. DynTek’s multi-disciplinary approach allows our clients to turn to a single source for their most critical technology requirements. For more information, visit www.dyntek.com.

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